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                                                                      Exhibit 10


                                    AGREEMENT

         Agreement, dated as of the 5th day of August 1999, by and between Peoples Heritage Financial Group, Inc. (the "Company") and F. William Marshall, Jr. (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company's employment of the Executive was terminated effective as of the close of business on June 30, 1999 in accordance with the terms of the Employment Agreement, dated as of January 1, 1999, between the Company and the Executive (the "Company Employment Agreement"); and

         WHEREAS, the Company desires to have the Executive provide, and the Executive is willing to provide the Company with, consulting services on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to have the Executive enter into an agreement pursuant to which the Executive refrains from competing against the Company and taking certain other actions, and the Executive is willing to agree to such obligations; and

         WHEREAS, the consulting services and other obligations of the Executive set forth herein will be of substantial value to the Company;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

         1.       CONSULTANCY.

         (a) In consideration of the payments specified in Section 5(a)(i) hereof, during the period commencing on the first day following the date of expiration of the period referred to in Section 4(b)(iv) hereof and ending six months thereafter (the "Consulting Period"), the Executive undertakes to provide his personal advice and counsel to the Company and Family Bank, FSB, a wholly-owned subsidiary of the Company, in connection with the business of the Company and Family Bank, FSB, including consulting with the Company and Family Bank, FSB regarding their operations and customer relationships, growth and expansion opportunities and other business matters (collectively, the "Consulting Services"), subject to the terms and conditions which are set forth herein.

                  (i) In no event shall the Executive be required to provide Consulting Services hereunder for more than 35 hours per week or 140 hours in any calendar month during the Consulting Period.




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                  (ii)     The Executive shall provide such Consulting Services
commensurate with the Executive's prior experience as may be reasonably requested by the Chief Executive Officer of the Company or his designee from time to time and at mutually agreeable times. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence.

                  (iii) The Executive shall not be required to provide Consulting Services outside a 50-mile radius of Springfield, Massachusetts, provided that the Executive may be requested to provide consulting services at the executive offices of the Company located in Portland, Maine up to not more than four times per month during the Consulting Period.

         (b) The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive at the request of the Company, subject to such reasonable documentation as may be requested by the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor upon receipt of such reasonable documentation as may be requested by the Company.

         (c) During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any subsidiary or other affiliate of the Company.

         2.       NON-COMPETE.

         The Executive agrees that during the four-year period commencing on the date of this Agreement the Executive will not, directly or indirectly, as director, officer, employee, principal or agent, or in any other capacity, manage, operate, consult with or be employed by any insured depository institution, trust company or parent holding company of any such institution or company which has its main office in Maine, Massachusetts, New Hampshire or Connecticut and transacts business in any area in such states in which the Company or any of its banking subsidiaries maintains offices, provided, however, that this provision shall not prohibit the Executive from owning bonds, preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded.

         3.       CONFIDENTIALITY; NONDISPARAGEMENT.

         (a) Except in the course of providing Consulting Services to the Company hereunder, the Executive shall not, except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), at any time disclose to any third party or use any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates (including predecessors thereof) other than in connection with services rendered by the Executive under Section 1 hereof. The Executive agrees that all information concerning the identity of the customers of the Company and its subsidiaries and the relations of the Company and its subsidiaries to their customers is confidential information. The obligations of the


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Executive with respect to any particular information shall terminate at such time as such information becomes part of the public domain, provided that such disclosure was not the result of a disclosure by the Executive which was not permitted by the terms of this Agreement.

         (b) The Executive represents and agrees that he will keep the terms, amount and existence of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to any entity or person, except (i) as may be required pursuant to law or regulation (including without limitation in connection with any judicial or administrative process or proceeding) after written notice of any such requirement is provided by the Executive to the Company or (ii) as may be necessary to enforce the provisions of this Agreement at law or in equity.

         (c) The Executive agrees not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Company or any subsidiaries or affiliates thereof, their present or former directors, officers, employees, management, practices or services, or which disrupts or impairs or could disrupt or impair the operations of the Company or any of its subsidiaries or affiliates. The Company agrees not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, or permit to be made by any director, officer, employee or representative of the Company, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Executive.

         (d) Each of the Company and the Executive covenants and agrees that upon any final, nonappealable adjudication that such party has violated the terms of this Section 3, the party asserting such a violation shall be entitled to seek and be awarded damages together with such party's costs, reasonable attorneys' fees and expenses in connection with enforcing the terms hereof.

         4.       RELEASES.

         (a) For, and in consideration of the commitments made herein by the Company, including without limitation the releases in paragraph (c) below, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company and its subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors and assigns, and any other party associated with the Company (the "Released Parties"), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with his employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee, or termination of such employment.

         (b) The Executive hereby specifically and unconditionally releases the Released Parties from any and all claims which the Executive may have against any of them and which arose on or


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before the date of this Agreement under the Age Discrimination in Employment Act
(the "ADEA"), including, but not limited to, any claim attributable to the Company' solicitation of the Executive's consent to the terms of this Agreement, and further acknowledges and represents that

                  (i) the Executive waives the Executive's claims under the ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

                  (ii) the Executive has been advised in writing by the Company to consult an attorney in connection with this Agreement;

                  (iii) the Executive has been given a period of 21 days within which to consider the terms hereof;

                  (iv) the Executive may revoke the waiver of ADEA claims set forth in this Section 4 for a period of seven (7) days following the execution of this Agreement and the Executive's waiver of ADEA claims hereunder shall not become effective until this revocation period has expired;

                  (v) if the Executive revokes the waiver of ADEA claims in accordance with subparagraph (iv) above, this Agreement shall be null and void and the Executive shall cease to be entitled to receive the payments and benefits specified in Section 5 hereof; and

                  (vi) this Agreement complies in all respects with Section 7(f) of the ADEA, the waiver provision of the Older Workers Benefit Protection Act.

         Notwithstanding the foregoing, the Executive does not release the Company from claims arising out of any breach by the Company of (i) any remaining obligations of the Company pursuant to Section 6.4(e), (f) and (g),
Section 6.9 and Section 11 of the Amended and Restated Employment Agreement, dated as of June 30, 1997, between the Executive and Springfield Institution for Savings (the "SIS Employment Agreement"), (ii) this Agreement or (iii) Section
5.8 of the Agreement and Plan of Merger, dated as of July 20, 1998, as amended, among the Company, Peoples Heritage Merger Corp. and SIS Bancorp, Inc. (the "Merger Agreement").

         (c) For, and in consideration of the commitments made herein by the Executive, including without limitation the releases in paragraphs (a) and
(b) above, the Company, for itself, and for its successors and assigns does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law,


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from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with the Executive's employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee. Notwithstanding anything in the foregoing to the contrary, the Company does not release the Executive from claims arising out of any breach by the Executive of (i) any law or regulation by the Executive during the term of and related to his employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee, or
(ii) this Agreement.

         5.       PAYMENTS AND BENEFITS.

         (a) In consideration of the obligations of the Executive hereunder, the Company agrees to provide the following benefits to the
Executive:

                  (i)      with respect to the Executive's obligations under
                           Section 1 above, the Company shall pay to the Executive $209,000 of compensation for the Consulting Period, such compensation to be paid in six equal monthly installments commencing on the first day following the date of expiration of the period referred to Section 4(b)(iv) hereof and continuing on the same day of each of the five succeeding months thereafter;

                  (ii) with respect to the Executive's other covenants and obligations under this Agreement, the Company shall pay to the Executive an aggregate of $900,000, payable in four installments, as follows: $250,000 on the first day following the date of expiration of the period referred to in Section 4(b)(iv) hereof; $250,000 on January 15, 2000; and $200,000 on each of
                           January 15, 2001 and January 15, 2002;

                  (iii) with respect to the Executive's period of employment by the Company from January 1, 1999 through June 30, 1999, the Company shall pay to the Executive a bonus for services rendered to the Company equal to the higher of (i) $100,000 or (ii) 50% of the amount, if any, that would have been paid to him pursuant to the Company's Executive Management Short-Term Incentive Plan but for the termination of his employment, such bonus to be payable in early 2000 at the same time as any bonuses under such plan are paid to the executive officers of the Company, but in any event shall be paid no later than January 31, 2000; and

                  (iv) provided that it is able to do so by the terms of the applicable plans and insurance carriers, the Company agrees to arrange for the Executive's continued participation (which by its terms shall include


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                           coverage for the Executive's spouse) under the
                           Company's health and dental insurance plans, at the Executive's sole expense, for the period commencing on the first day following the third anniversary of the date of termination of the employment of the Executive by the Company and ending on the earlier of
                           (i) with respect to the Executive, the date the Executive attains age 65, and with respect to the Executive's spouse, the date she attains age 65, and
                           (ii) the date, if any, the Executive obtains full-time employment with another employer, regardless of the level of health and dental insurance benefits provided by such new employer, if any. The Company shall bill the Executive for the cost of such health and dental insurance plans in accordance with its practices in place at the time.

         (b) Payments to the Executive under this Section 5 may be paid by the Company by check mailed to the address of the Executive set forth in Section 10 hereof or at such other address as the Executive may notify the Company in accordance with the terms of such section.

         (c) If any payment pursuant to this Section 5 is required to be made on a day which is not a business day, payment shall be made on the first business day thereafter, and no interest shall accrue on any such payment for the intervening period. For purposes of this Agreement, the term "business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maine are authorized by law, regulation or executive order to remain closed.

         (d) In the event of a Change in Control of the Company, (i) any remaining payments due to the Executive pursuant to paragraphs (a)(i), (a)(ii) and (a)(iii) of this Section 5 shall become immediately due and payable in one lump sum payment, and (ii) the Executive shall not have any obligations under
Section 2 or Section 3(a) of this Agreement beyond the date of the Change in Control. A "Change in Control of the Company" shall be deemed to have occurred:
(i) if any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(other than the Company and any trustee or other fiduciary holding securities under any employee benefit plan of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) if during any period of two consecutive years (not including any period prior to the adoption of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities


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of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company outstanding immediately after such merger or consolidation; or (iv) upon the complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

         6.       NATURE OF PAYMENT OBLIGATIONS.

         (a) Provided that the Executive complies in all material respects with his obligations pursuant to Sections 1, 2, 3 and 4 hereof in accordance with their terms, and except as otherwise provided in Section 6(b) and Section 7 hereof, the Company's obligation to pay the Executive the benefits and payments provided in Section 5 hereof shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any purported termination of this Agreement, other than pursuant to Section 6(b) hereof, set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else, and each and every such payment made or benefit provided shall be final and the Company shall not seek to recover all or any part of any such payment or benefit from the Executive or from whomsoever may be entitled thereto for any reason whatsoever.

         (b) If the Executive materially breaches any of his obligations hereunder, the Company may terminate this Agreement by written notice of termination provided to the Executive, and thereafter the Executive shall be entitled to no further benefits and payments under the terms of this Agreement. In the event of the death of the Executive, (i) any payment that remains to be made by the Company under Section 5(a)(iii) shall become due and payable to the Executive's estate within five business days after the Company is notified in writing of such death and (ii) the Executive's spouse shall continue to be entitled to the medical and dental benefits provided under Section 5(a)(iv) hereof for the period specified therein at the sole expense of such spouse, provided that the Company is able to continue to provide such benefits by the terms of the applicable plans and insurance carriers and the Company was providing such benefits to the Executive in accordance with such section at the time of his death. Except as provided in the preceding sentence, the estate and family of the Executive shall be entitled to no further benefits and payments under the terms of this Agreement in the event of the death of the Executive.

         7.       LIMITATION ON PAYMENTS.

         (a) Notwithstanding anything in this Agreement to the contrary, in the event that the Company, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Company, after consultation with the Company's outside legal counsel and/or independent public accountants, believes has a high probability of success, determines that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement, either of the Employment Agreements referred to in
Section 12 hereof or otherwise (a "Payment"), would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value


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of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (the "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 7, the term "Reduced Amount" shall mean an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

         (b) If the Company determines pursuant to Section 7(a) that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall advise the Company in writing of his election within 10 days of his receipt of notice. If no such election is made by the Executive within such 10-day period, then the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election.

         (c) If the Company determines pursuant to Section 7(a) that any Payment which has been made to the Executive is or would be nondeductible by the Company because of Section 280G of the Code (an "Overpayment"), such Overpayment shall be treated for all purposes as a loan to the Executive, which he shall repay to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, upon demand by the Company.

         (d) Determinations of present value for purposes of this Section 7 shall be determined in the manner set forth in Section 280G(d)(4) of the Code.

         (e) All determinations made by the Company under this Section 7 shall be final and binding upon the Executive.

         (f) The Executive acknowledges and agrees that Section 6.9 of the SIS Employment Agreement has no applicability to the payments and benefits to be provided to him under this Agreement and in no way conflicts with, limits or otherwise modifies the requirements of this Section 7.

         8. REPRESENTATION. The Company and the Executive represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.


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         9.       SUCCESSORS AND ASSIGNS. This Agreement will inure to the
benefit of and be binding upon the Executive and the Company, including any successor to the Company by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the consent of the other party.

         10. NOTICES. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

                  If to the Executive:

                  F. William Marshall, Jr.
                  87 Ely Road
                  Longmeadow, Massachusetts 01106

                  If to the Company:

                  Peoples Heritage Financial Group, Inc.
                  P.O. Box 9540
                  One Portland Square
                  Portland, Maine 04112-9540
                  Attention: President

         11. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         12. ENTIRE AGREEMENT; SEVERABILITY. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and the Executive with respect to the subject matter hereof, including without limitation, the Company Employment Agreement and the SIS Employment Agreement, provided that nothing contained herein shall affect any remaining obligations of the Company to the Executive under Section 6.4(e), (f) and (g), Section 6.9 and Section 11 of the SIS Employment Agreement or Section 5.8 of the Merger Agreement. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

         13. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of


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any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

         16. HEADINGS. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

         IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of the day and year first above written.


                           PEOPLES HERITAGE FINANCIAL GROUP, INC.



                           By: /s/ William J. Ryan
                               ---------------------------------------------
                               William J. Ryan, Chairman, President
                                and Chief Executive Officer




                               /s/ F. William Marshall, Jr.
                               ---------------------------------------------
                               F. William Marshall, Jr.



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